Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation
XPO Logistics, Inc. (formerly Express-1 Expedited Solutions, Inc.)	Delaware
Bounce Logistics, Inc.	Delaware
Concert Group Logistics, Inc.	Delaware
LRG International, LLC	Delaware
Express-1, Inc.	Michigan
XPO Logistics, LLC	Delaware